Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TEEKAY TANKERS LTD.

PURSUANT TO SECTION 90 OF

THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, Arthur Bensler, Secretary of Teekay Tankers Ltd., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending the Amended and Restated Articles of Incorporation of the Corporation, as previously amended, hereby certifies, on behalf of the Corporation, as follows:

1.    The name of the Corporation is Teekay Tankers Ltd.

2.    The Articles of Incorporation of the Corporation were originally filed with the Registrar of Corporations on October 17, 2007; the Amended and Restated Articles of Incorporation of the Corporation were filed with the Registrar of Corporations on December 10, 2007; Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation were filed with the Registrar of Corporations on November 27, 2017; and Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation were filed with the Registrar of Corporations on July 9, 2018.

3.    Section 5.1 of the Amended and Restated Articles of Incorporation, as previously amended, is hereby further amended by adding the following new paragraph at the end of the existing Section 5.1:

“Effective at 12:01 a.m. (Pacific Time) on November 25, 2019 (the “Reverse Split Effective Time”), each eight shares of Class A Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time shall automatically be combined into one share of Class A Common Stock without any further action by the Corporation or the holder thereof, subject to treatment of fractional shares described below, and each eight shares of Class B Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time shall automatically be combined into one share of Class B Common Stock without any further action by the Corporation or the holder thereof, subject to treatment of fractional shares described below (collectively, the “Reverse Stock Split”). No fractional shares will be issued in connection with the Reverse Stock Split. Shareholders of record who otherwise would be entitled to receive fractional shares of Class A Common Stock or Class B Common Stock resulting from the Reverse Stock Split shall, upon surrender to the Corporation’s exchange agent of certificates representing their shares of Class A Common Stock or Class B Common Stock, or, in the case of non-certificated shares, such proof of ownership as required by the exchange agent, receive in lieu of such fractional shares a cash payment at a price equal to the fraction to which the holder of such shares would otherwise be entitled, multiplied by the closing price per share of Class A Common Stock on the New York Stock Exchange on the last trading day prior to the Reverse Split Effective Time, as adjusted for the Reverse Stock Split or, if such price is not available, a price to be determined by the Board of Directors of the Corporation. Each certificate that immediately prior to the Reverse Split Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined in the Reverse Stock Split, subject to adjustment for fractional shares. The Reverse Stock Split shall not change the number of registered shares of any class or series of capital stock the Corporation is authorized to issue or the par value of any such class or series. Immediately following the Reverse Split Effective Time, the stated capital of the Corporation shall be reduced from $2,689,903.95 to $336,237.97, which may be further adjusted for the cancellation of fractional shares, and the reduction, which may be further adjusted for the cancellation of fractional shares, shall be allocated to surplus.”

4.    All other provisions of the Amended and Restated Articles of Incorporation, as previously amended, shall remain unchanged.

5.    These Articles of Amendment to the Amended and Restated Articles of Incorporation were authorized and approved by the written consent of the holders of a majority in voting power of the issued and outstanding shares of the Corporation’s Class A Common Stock and Class B Common Stock, acting together as a single class, pursuant to Section 67 of the Marshall Islands Business Corporations Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation of Teekay Tankers Ltd. this 20th day of November, 2019.

/s/ Arthur Bensler
Name:	Arthur Bensler
Title:	Secretary

TEEKAY TANKERS LTD.—SIGNATURE PAGE TO ARTICLES OF AMENDMENT